Exhibit 99.1

September 21, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Board Elects Holliday as New Director

CHARLOTTE – The Bank of America Corporation Board of Directors announced today that Charles “Chad” O. Holliday, Jr. has been elected as a director, effective immediately.

Holliday, 61, is the chairman of the board of directors of E.I. du Pont de Nemours and Co., a position he has held since 1999. He previously served as chief executive officer of DuPont from January 1, 1999 until December 31, 2008. He joined the company in 1970 as an engineer and held various positions throughout his tenure.

“We welcome the wealth of experience and perspective that Chad will bring to the board,” said Walter E. Massey, Bank of America chairman. “It’s also important to note the board recently has added other directors, including Robert W. Scully, who bring substantial experience in financial services and will offer valuable insights.”

Scully, 59, who was elected to the board in August, served as a member of the office of the chairman of Morgan Stanley focusing on the firm’s key clients until January 2009, when he retired after nearly 35 years in the financial services industry.

Since 2007, Holliday has served as a member of the board of directors of Deere & Co. and as a member of the board’s audit and corporate governance committees. He is chairman emeritus of Catalyst, a leading nonprofit organization dedicated to expanding opportunities for women and business, and chairman of the board of the U.S. Council on Competitiveness, a nonpartisan, non-governmental organization working to ensure U.S. prosperity.

Holliday is a founding member of the International Business Council and a member of the National Academy of Engineering. He also previously served as chairman of the following organizations: the Business Roundtable’s Task Force for Environment, Technology and Economy, the World Business Council for Sustainable Development, The Business Council, and the Society of Chemical Industry – American Section.

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He received a bachelor’s degree in industrial engineering from the University of Tennessee and received honorary doctorates from Polytechnic University in Brooklyn, New York and from Washington College in Chestertown, Maryland.

Separately, the board today announced the creation of two new committees. The credit and enterprise risk committees will replace the board’s asset quality committee, effective October 27. Holliday will serve on the newly formed credit committee as well as the board’s corporate governance committee.

In addition, the board also approved a resolution to set its size at 15 directors, down from 18 directors. All board positions have been filled.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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